Exhibit (h)(2)(b)

INVESTMENT COMPANY REPORTING MODERNIZATION SERVICES

AMENDMENT TO

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

This Investment Company Reporting Modernization Services Amendment (the “Amendment”) is made as of January 25, 2018 by and between SEQUOIA FUND, INC. (the “Fund”) and THE BANK OF NEW YORK MELLON (as assigned from BNY Mellon Investment Servicing (US) Inc.) (“BNY Mellon”).

BACKGROUND:

A.	WHEREAS, the Fund and BNY Mellon are parties to a Fund Administration and Accounting Agreement dated as of June 30, 2014 (the “Agreement”);

B.	WHEREAS, the Fund desires that BNY Mellon provide the investment company reporting modernization services described in this Amendment;

C.	WHEREAS, capitalized terms used in this Amendment shall have the meanings set forth in the Agreement unless otherwise defined herein, and all forms and rules referenced herein are in reference to forms and rules promulgated under the Investment Company Act of 1940, as amended; and

D.	WHEREAS, the Fund and BNY Mellon desire to amend the Agreement with respect to the foregoing;

TERMS:

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1.	BNY Mellon shall provide the following services to the Fund and the Agreement is hereby amended to include the following with the services described therein:

1.1	As selected by the Fund, BNY Mellon shall provide services following a full service operating model. This operating model requires BNY Mellon to include the actual filing of the reports as part of the services noted below.

1.2	FORM N-PORT. BNY Mellon, subject to the limitations described herein and its timely receipt of all necessary information related thereto, will, or will cause the Print Vendor to: (i) collect, aggregate and normalize the data required for the submission of Form N-PORT; (ii) prepare, on a monthly basis, Form N-PORT; and (iii) file Form N-PORT with the United States Securities and Exchange Commission (“SEC”).

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1.2.1	The timely receipt of necessary information referred to above will be determined by mutual agreement of BNY Mellon and the Fund in advance of the preparation of the initial Form N-PORT pursuant to this Amendment.

1.2.2	Unless mutually agreed in writing between BNY Mellon and the Fund, BNY Mellon will use the same layout and format for every successive reporting period for Form N-PORT.

1.3	FORM N-CEN. BNY Mellon, subject to the limitations described herein and its timely receipt of all necessary information related thereto, will, or will cause the Print Vendor to: (i) collect, aggregate and normalize the data required for the submission of Form N-CEN; (ii) prepare, on an annual basis, Form N-CEN; and (iii) file Form N-CEN with the SEC.

1.3.1	The timely receipt of necessary information referred to above will be determined by mutual agreement of BNY Mellon and the Fund in advance of the preparation of the initial Form N-CEN pursuant to this Amendment.

1.3.2	Unless mutually agreed in writing between BNY Mellon and the Fund, BNY Mellon will use the same source for obtaining the information and method for performing the required calculations for every successive reporting period for Form N-CEN.

1.4	Fixed Income Risk Analytics. BNY Mellon shall calculate the portfolio and security-level risk metrics required within Form N-PORT and Form N-CEN (referenced above).

1.5	Liquidity Rule Analysis. BNY Mellon shall perform a daily analysis on a T+1 basis for liquidity classifications and monitor liquidity thresholds per the requirements of Form N-PORT and Form N-CEN (referenced above) and Rule 22e-4. If any such analysis reflects that (a) the Fund’s highly liquid investments have fallen below the Fund’s highly liquid investment minimum or (b) the Fund has exceeded the 15% limit on illiquid investments, then BNY Mellon shall notify the Fund in writing promptly and in no case later than 9:00 p.m. ET of the day on which such analysis was completed.

1.5.1	The analysis provided by BNY Mellon is subject to and dependent upon the Fund providing all necessary liquidity classifications and percentage thresholds necessary to perform such analysis. Additionally, the parties hereto acknowledge that the Fund is solely responsible for the adoption, adequacy and effectiveness of the Fund’s liquidity risk management program.

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2.	BNY Mellon has entered into an agreement with a financial printer (the “Print Vendor”) for the Print Vendor to provide to BNY Mellon the ability to generate the reports described herein (the “Vendor Eligible Services”). Notwithstanding anything to the contrary in this Amendment, BNY Mellon shall not be obligated to perform the Vendor Eligible Services unless an agreement between BNY Mellon and the Print Vendor for the provision of such services is then-currently in effect. BNY Mellon will promptly inform the Fund if BNY Mellon is unable to provide the Vendor Eligible Services as contemplated herein due to an inability to contract with a Print Vendor to provide the necessary functionality to support such services.

3.	BNY Mellon shall not be responsible for: (a) delays in the transmission to it by the Fund, the Fund’s adviser and entities unaffiliated with BNY Mellon (collectively, for this Amendment, “Third Parties”) of data required for the preparation of reports described herein, (b) inaccuracies of, errors in or omissions of, such data provided to it by any Third Party, and (c) validation of such data provided to it by any Third Party. This Section 3 is a limitation of responsibility provision for the benefit of BNY Mellon, and shall not be used to imply any responsibility or liability against BNY Mellon.

4.	The Fund, in a timely manner, shall review and comment on, and, as the Fund deems necessary, cause its counsel and/or accountants to review and comment on, each report described herein. The Fund shall provide timely sign-off of, and authorization and direction to file, each such report. Absent such timely sign-off, authorization and direction by the Fund, BNY Mellon shall be excused from its obligations to prepare and file the affected report. BNY Mellon is providing the services related to the filing of such reports based on the acknowledgement of the Fund that such services, together with the activities of the Fund in accordance with its internal policies, procedures and controls, shall together satisfy the requirements of the applicable rules and regulations for each such report.

5.	The Fund shall be responsible for the retention of the filed reports described herein in accordance with any applicable rule or regulation.

6.	Notwithstanding any provision of this Amendment, the services described herein are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person. Neither this Amendment nor the provision of the services establishes or is intended to establish an attorney-client relationship between BNY Mellon and the Fund or any other person.

7.	As compensation for the services described herein, the Fund will pay to BNY Mellon such fees as may be agreed to in writing by the Fund and BNY Mellon. In turn, BNY Mellon will be responsible for paying the Print Vendor’s fees. For the avoidance of doubt, the fees charged by the Print Vendor will not equal the fees charged by BNY Mellon, nor shall such fees be considered an out-of-pocket expense, BNY Mellon anticipates that the fees it charges hereunder will be more than the fees charged to it by the Print Vendor.

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8.	Miscellaneous.

(a)               As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control with respect to the services described herein.

(b)               This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(c)               If any provision or provisions of this Amendment shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

(Signature page follows.)

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

SEQUOIA FUND, INC.

By:	/s/ Patrick Dennis
Name:	Patrick Dennis
Title:	Treasurer

THE BANK OF NEW YORK MELLON

By:	/s/ Dorothy R. McKeown
Name:	Dorothy R. McKeown
Title:	Managing Director

Date: 2/1/18

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